Exhibit 99.1

CHAMPION REPORTS RESULTS FOR 2ND QTR. AND YEAR TO DATE 2011

Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) today announced earnings for the second quarter of 2011 of $493,000 or $0.05 per share compared to earnings of $333,000 or $0.03 per share for the same period in 2010. The improved results were reflective of lower interest expense for the quarter.

Net income for the six months ended April 30, 2011 was $566,000 or $0.06 per share in basic and diluted earnings per share. This compares to net income of 121,000 or $0.01 per share in basic and diluted earnings per share for the same period in 2010.

Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “Our year to date net income reflected a strong improvement from the prior year resulting from the reduction of debt levels and interest expense. It is encouraging that our Company was able to pay down over $29 million dollars of debt during the worst economic cycle since the Great Depression. We are focused now more than ever on rebuilding and expanding our core customer base to maximize throughput in our plants. We are targeting numerous areas to grow or stabilize sales and will continue to refine our operations to maximize efficiencies.”

Revenues for the three months ended April 30, 2011 were $31.1 million compared to $33.7 million in the same period in 2010. This change represented a decrease in revenues of $2.6 million, or 7.9%. Revenues for the six months ended April 30, 2011 decreased to $63.0 million from $66.1 million in 2010. This change represented a decrease in revenues of $3.1 million, or 4.7%. The printing segment experienced a sales decrease of $2.2 million, or 5.4% while the office products and office furniture segment experienced a decrease of $0.3 million, or 1.9% and the newspaper segment recorded a decrease of $0.6 million, or 7.1% on a year to date basis. On a segment basis printing sales were down $2.1 million, or 9.5%, office products and office furniture sales were down $392,000, or 4.7% and the newspaper sales were down $201,000 or 5.5% for the second quarter of 2011. Toney K. Adkins, President and Chief Operating Officer, noted, “Our second quarter continued to see pressure on our top line in all of our three business segments. As Mr. Reynolds mentioned we are aggressively pursuing top line strategies with a continued focus on improving operating efficiencies.”

Mr. Reynolds concluded, “Our Company is positioned to capitalize on any improvement in current economic conditions. While we wait for this to occur we are diligently working to improve results in all facets of our business.”

At April 30, 2011 the Company had approximately $54.9 million of interest bearing debt. Our interest bearing debt has been reduced by approximately $29.5 million since October 31, 2007 through utilization of our earnings, cash flow and working capital management.  The Company is subject to various restrictive financial covenants requiring the Company to maintain certain financial ratios. The Company was in compliance with these covenants as of April 30, 2011.

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion also publishes The Herald-Dispatch daily newspaper in Huntington, WV with a total daily and Sunday circulation of approximately 23,000 and 29,000, respectively. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); Champion Output Solutions (West Virginia); The Merten Company (Ohio); Smith & Butterfield (Indiana and Kentucky); Champion Graphic Communications (Louisiana); Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey); Donihe Graphics (Tennessee); Blue Ridge Printing (North Carolina) and Champion Publishing (West Virginia, Kentucky and Ohio).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three Months ended April 30,		Six Months ended April 30,
	2011	2010	2011	2010
Total revenues	$31,091,000	$33,739,000	$62,996,000	$66,127,000
Net income	$493,000	$333,000	$566,000	$121,000
Per share data:
Net income
Basic and diluted	$0.05	$0.03	$0.06	$0.01
Weighted average shares outstanding:
Basic	9,988,000	9,988,000	9,988,000	9,988,000
Diluted	9,988,000	9,988,000	9,988,000	9,988,000

The following table is a reconciliation of net income as reported to core net income, which is defined as GAAP net income adjusted for restructuring and other charges and income associated with ineffectiveness related to an interest rate swap. The Company believes that these items require additional disclosure and therefore, the Company has disclosed additional non-GAAP financial measures in an effort to make the quarterly financial statements more useful to investors.

	Three Months ended April 30,		Six Months ended April 30,
	2011	2010	2011	2010
Net income	$493,000	$333,000	$566,000	$121,000
Interest rate swap, net of tax	-	-	-	(170,000)
Restructuring and other, net of tax	-	83,000	150,000	83,000
Core net income	$493,000	$416,000	$716,000	$34,000

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492